Exhibit 10.2

ATLAS ENERGY, L.P

2010 LONG-TERM INCENTIVE PLAN

OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of                     , 20     (the “Grant Date”) by and between                     , (“Participant”) and ATLAS ENERGY, L.P. (together with its successors and assigns hereinafter referred to as, the “Partnership”).

WHEREAS, the Partnership’s 2010 Long-Term Incentive Plan (the “Plan”) provides for the granting of Options by the Committee to Employees, in accordance with the terms and provisions thereof; and

WHEREAS, the Committee has determined that it would be in the best interest of the Partnership to grant the Options described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Option.

Subject to the terms and conditions hereinafter set forth, the Partnership, with the approval and at the direction of the Committee, hereby grants to the Participant, an Option to purchase up to          units of limited partner interest of the Partnership (the “Units”), at an exercise price of $             per Unit. Such option is hereinafter referred to as the “Option” and the Units purchasable upon exercise of the Option are hereinafter sometimes referred to as the “Option Units.” The Option is not intended to be an Incentive Stock Option.

2.	Installment Exercise.

Subject to such further limitations as are provided herein, the Option shall become exercisable in [        ] installments, the Participant having the right hereunder to purchase from the Partnership the following number of Option Units upon exercise of the Option, on and after the following dates, in cumulative fashion:

(a) [on and after the first anniversary of the Grant Date, up to     % (ignoring fractional Units) of the total number of Option Units;

(b) on and after the second anniversary of the Grant Date, up to an additional     % (ignoring fractional Units) of the total number of Option Units;

(c) on and after the third anniversary of the Grant Date, up to an additional     % (ignoring fractional Shares) of the total number of Option Shares; and

(d) on and after the fourth anniversary of the Grant Date, the remaining Option Shares.]

3.	Termination of Option.

(a) The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised or terminated earlier in accordance with the terms of this Agreement, shall terminate and become null and void after the expiration of ten (10) years from the Grant Date (the “Option Term”).

(b) Upon the Participant’s Termination of Employment by reason of Disability, the portion of the Option that was outstanding and exercisable as of such Termination of Employment may be exercised by the Participant during the six (6)-month period following the date of Termination of Employment by reason of Disability, but not later than the end of the Option Term.

(c) Upon the Participant’s Termination of Employment by reason of death, any unvested portion of the Option shall immediately vest in full and become exercisable by the Participant’s legal representative for the one (1) year period following the date of Termination of Employment, but not later than the end of the Option Term.

(d) Upon the Participant’s Termination of Employment by the Partnership for Cause, any unexercised portion of the Option shall immediately terminate and become null and void.

(e) Upon the Participant’s Termination of Employment other than as provided for in Sections 3(b), (c) and (d) above, the portion of the Option that was outstanding and exercisable as of such Termination of Employment may only be exercised during the ninety (90) day period following such Termination of Employment, but not later than the end of the Option Term.

(f) A transfer of the Participant’s employment between the Partnership and any Subsidiary or Affiliate, or between any Subsidiaries or Affiliates, shall not be deemed to be a Termination of the Employment.

4.	Exercise of Option.

(a) The Participant may exercise the Option with respect to all or any part of the Option Units granted hereunder by giving the Partnership or its delegate notice of intent to exercise, according to procedures established by the Partnership. The notice of exercise shall specify the number of Option Units as to which the Option is to be exercised, the exercise date and other information required by the Partnership or its delegate.

(b) Full payment (in U.S. dollars) by the Participant of the exercise price for the Option Units purchased shall be made on or before the exercise date in cash, or, as and to the extent permitted by the Committee, the exercise price may be paid by any of the other methods allowed under Section 6(a) of the Plan.

(c) As soon as is practicable after the exercise date, the Partnership shall cause to be delivered to the Participant the Option Units then being purchased (out of theretofore unissued Units or reacquired Units, as the Partnership may elect) upon full payment for such Option Units. The obligation of the Partnership to deliver Units shall, however, be subject to the conditions set forth in the Plan (including, without limitation, under Section 6(d) thereof).

(d) If the Participant fails to pay for any of the Option Units exercised or fails to accept delivery thereof, the Participant’s right to purchase such Option Units may be terminated by the Partnership.

(e) The Partnership or any Affiliate is authorized to withhold from any payment due or transfer made under this Option or from any compensation or other amount owing to the Participant, including by payroll deduction, the amount (in cash, Option Units, other securities or other property as determined by the Committee) of any applicable taxes payable in respect to this Option, its exercise or any payment or transfer under this Option or the Plan and to take such other action as may be necessary in the opinion of the Partnership or such Affiliate to satisfy its withholding obligations for the payment of such taxes, all in accordance with Section 8(b) of the Plan. If Units (including Option Units) are used to satisfy tax withholding, such Units shall be valued based on their Fair Market Value when the tax withholding is required to be made; provided, however, that not more than the legally required minimum tax withholding amount may be settled by Unit withholding.

5.	Adjustment of and Changes in Units of the Partnership.

In the event that any transaction or event affects the Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee or the Board shall make such adjustment to the Option as is provided for in Section 4(a) of the Plan.

6.	No Rights as Unitholder.

Neither the Participant nor any personal representative shall be, or shall have any of the rights and privileges of, a unitholder of the Partnership with respect to any Units purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

7.	Non-Transferability of the Option.

During the Participant’s lifetime, the Option shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Option shall not be transferable except, in the case of death of the Participant, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Partnership may terminate the Option by notice to the Participant and it shall thereupon become null and void.

8.	No Contract of Employment.

This Agreement shall not constitute a contract of employment, and shall not confer upon the Participant any right to continued employment or other service relationship with the Partnership or its Subsidiaries, nor shall it interfere with or limit in any way the right of the Partnership or any Subsidiary or Affiliate to terminate the employment or other service relationship of the Participant at any time.

9.	Amendment of Option.

The Option may be amended by the Board or the Committee at any time, subject to the provisions of Section 7(b) of the Plan.

10.	Notice.

Any notice to the Partnership provided for in this instrument shall be addressed to it in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Partnership shall have notified Participant in writing and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Partnership. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

11.	Incorporation of Plan by Reference.

The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Agreement shall in all respects be interpreted in accordance with the Plan. This Agreement is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Units, (iii) changes in capitalization of the Partnership, and (iv) other requirements of applicable law. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder, all in accordance with the provisions of the Plan (including Section 3 thereof).

12.	Cancellation and Rescission of Option.

(a) Notwithstanding anything in this Agreement to the contrary, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the exercise of the Option at any time if the Participant (i) is convicted of a felony or a crime of moral turpitude with respect to the Partnership or its Subsidiaries or Affiliates; (ii) engages in fraud or embezzlement with respect to the Partnership or its Subsidiaries or Affiliates; or (iii) materially breaches the Participant’s obligations under any written non-competition, non-solicitation or confidentiality agreement entered into between the Participant and the Partnership or any of its Subsidiaries or Affiliates (each, a “Rescission Event”).

(b) Upon exercise of an Option, the Committee may require that the Participant certify in a manner acceptable to the Committee that he or she has not engaged in any conduct that constitutes a Rescission Event. In the event that a Participant engages in conduct that constitutes a Rescission Event before, or during the one-year period after, any exercise of the Option, such exercise may be rescinded by the Partnership within two years after the Participant engages in such conduct. In the event of any such rescission, the Participant shall pay to the Partnership the amount of any gain realized or payment received as a result of the rescinded Option, in such manner and on such terms and conditions as may be required by the Committee, and the Partnership shall be entitled to set off against the amount of any such gain any amounts owed to the Participant by the Partnership.

13.	Governing Law.

This Agreement, and all determinations made and actions taken thereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Partnership has caused its duly authorized officer to execute and attest to this Grant of Unit Option and the Participant has placed his or her signature hereon, effective as of the date hereof.

ATLAS ENERGY, L.P.

By:	Atlas Pipeline Holdings GP, LLC, its general partner

By:
Name:
Title:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions and determinations of the Committee with respect to the Option shall be final and binding.

Date	, Participant